UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D (Rule 13d-101)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
RULE 13d-2(a)

Under the Securities Exchange Act of 1934
(Amendment No.  4)*

SAMSONITE CORPORATION

(Name of Issuer)

Common Stock

(Title of Class of Securities)

79604v105

(CUSIP Number)

Kevin Frankel
ACOF Management, L.P.
1999 Avenue of the Stars, Suite 1900
Los Angeles, California 90067

(310) 201-4100

(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)

April 19, 2004

(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See §240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 79604v105

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) ACOF Management, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power -0-

	8.	Shared Voting Power 116,629,263

	9.	Sole Dispositive Power -0-

	10.	Shared Dispositive Power 116,629,263

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 116,629,263

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) 34.6%

14.	Type of Reporting Person (See Instructions) PN

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Ares Corporate Opportunities Fund, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) WC

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power -0-

	8.	Shared Voting Power 116,629,263

	9.	Sole Dispositive Power -0-

	10.	Shared Dispositive Power 116,629,263

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 116,629,263

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☒

13.	Percent of Class Represented by Amount in Row (11) 34.6%

14.	Type of Reporting Person (See Instructions) PN

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) ACOF Operating Manager, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power -0-

	8.	Shared Voting Power 116,629,263

	9.	Sole Dispositive Power -0-

	10.	Shared Dispositive Power 116,629,263

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 116,629,263

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) 34.6%

14.	Type of Reporting Person (See Instructions) PN

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Ares Leveraged Investment Fund, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power -0-

	8.	Shared Voting Power 82,183,070

	9.	Sole Dispositive Power -0-

	10.	Shared Dispositive Power 82,183,070

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 82,183,070

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) 34.2%

14.	Type of Reporting Person (See Instructions) PN

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Ares Management, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power -0-

	8.	Shared Voting Power 82,183,070

	9.	Sole Dispositive Power -0-

	10.	Shared Dispositive Power 82,183,070

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 82,183,070

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) 34.2%

14.	Type of Reporting Person (See Instructions) PN

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Ares Operating Member, LLC

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power -0-

	8.	Shared Voting Power 82,183,070

	9.	Sole Dispositive Power -0-

	10.	Shared Dispositive Power 82,183,070

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 82,183,070

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) 34.2%

14.	Type of Reporting Person (See Instructions) OO

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Ares Leveraged Investment Fund II, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power -0-

	8.	Shared Voting Power 22,010,053

	9.	Sole Dispositive Power -0-

	10.	Shared Dispositive Power 22,010,053

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 22,010,053

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) 9.3%

14.	Type of Reporting Person (See Instructions) PN

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Ares II Management, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power -0-

	8.	Shared Voting Power 22,010,053

	9.	Sole Dispositive Power -0-

	10.	Shared Dispositive Power 22,010,053

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 22,010,053

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) 9.3%

14.	Type of Reporting Person (See Instructions) PN

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Ares Operating Member II, LLC

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power -0-

	8.	Shared Voting Power 22,010,053

	9.	Sole Dispositive Power -0-

	10.	Shared Dispositive Power 22,010,053

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 22,010,053

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) 9.3%

14.	Type of Reporting Person (See Instructions) OO

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Ares Parent Operating Member II, LLC

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power -0-

	8.	Shared Voting Power 22,010,053

	9.	Sole Dispositive Power -0-

	10.	Shared Dispositive Power 22,010,053

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 22,010,053

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) 9.3%

14.	Type of Reporting Person (See Instructions) OO

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Ares Management, Inc.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power -0-

	8.	Shared Voting Power 220,822,386

	9.	Sole Dispositive Power -0-

	10.	Shared Dispositive Power 220,822,386

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 220,822,386

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) 60.7%

14.	Type of Reporting Person (See Instructions) CO

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Ares Management LLC

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power -0-

	8.	Shared Voting Power 220,822,386

	9.	Sole Dispositive Power -0-

	10.	Shared Dispositive Power 220,822,386

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 220,822,386

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) 60.7%

14.	Type of Reporting Person (See Instructions) OO

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Ares Partners Management Company, LLC

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power -0-

	8.	Shared Voting Power 220,822,386

	9.	Sole Dispositive Power -0-

	10.	Shared Dispositive Power 220,822,386

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 220,822,386

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) 60.7%

14.	Type of Reporting Person (See Instructions) OO

Item 1.	Security and Issuer

This Amendment No. 4 (this “Amendment”) amends and supplements, pursuant to Rule 13d-2(a), the Schedule 13D (the “Schedule 13D”) of ACOF Management, L.P., a Delaware limited partnership, filed with the Securities and Exchange Commission on May 1, 2003 and amended by Amendment No. 1 filed on August 5, 2003,  Amendment No. 2 filed on August 29, 2003 and Amendment No. 3 (“Amendment No. 3”) filed on April 22, 2004.  This Amendment relates to the Common Stock, par value $0.01 per share (“Common Stock”), and 2003 Convertible Preferred Stock, par value $0.01 per share (“Preferred Stock”), of Samsonite Corporation, a Delaware corporation (the “Issuer”). The principal executive offices of the Issuer are located at 11200 East 45th Avenue, Denver, Colorado 80239.

Item 2.	Identity and Background

Item 3.	Source and Amount of Funds or Other Consideration

Item 4.	Purpose of Transaction

Item 5.	Interest in Securities of the Issuer

Item 6 is hereby amended to add the following:
Item 6.	Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer

ACOF entered into a Purchase Agreement dated April 19, 2004 by and among ACOF, on the one hand, and TCW/Crescent Mezzanine Investment Partners, L.P., TCW/Crescent Mezzanine Partners, L.P., TCW/Crescent Mezzanine Trust, TCW Leveraged Income Trust, L.P., and TCW Leveraged Income Trust II, L.P., on the other hand (collectively, “TCW”), pursuant to which ACOF purchased 1,174 shares of Preferred Stock and 4,110,047 shares of Common Stock from TCW for an aggregate consideration equal to $2,681,481.21, as previously described in Amendment No. 3.

In addition, on April 19, 2004, ACOF, along with Bain Capital (Europe) LLC (“Bain”) and Ontario Teachers’ Pension Plan Board (together with ACOF and Bain, the “Investor Group”), countersigned a side letter sent by Stonebridge Development Limited (“Stonebridge”) whereby the Investor Group agreed to (i) provide a covenant to vote their shares of the Issuer in favor of a proposal to amend the Issuer’s FY 1999 Stock Option and Incentive Award Plan to permit the grant of the options to Stonebridge and (ii) to purchase Stonebridge’s Preferred Stock in the event the amendment to Issuer’s FY 1999 Stock Option and Incentive Award Plan is not approved for any reason.

Item 7 is hereby amended to add the following:
Item 7.	Material to Be Filed as Exhibits
Exhibit 4

Purchase Agreement, dated April 19, 2004, by and among Ares Corporate Opportunities Fund, L.P., on the one hand, and TCW/Crescent Mezzanine Investment Partners, L.P., TCW/Crescent Mezzanine Partners, L.P., TCW/Crescent Mezzanine Trust, TCW Leveraged Income Trust, L.P., and TCW Leveraged Income Trust II, L.P., on the other hand

Exhibit 5	Side Letter, dated April 19, 2004, by and among Bain Capital (Europe) LLC, ACOF Management, L.P., Ontario Teachers’ Pension Plan Board, and Stonebridge Development Limited

SIGNATURE

After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this Schedule 13D is true, complete and correct.

Dated as of this 28th day of April, 2004.

ACOF MANAGEMENT, L.P.

By:	/s/ Kevin Frankel
Name:	Kevin Frankel
Title:	General Counsel

ARES CORPORATE OPPORTUNITIES FUND, L.P.

By:	/s/ Kevin Frankel
Name:	Kevin Frankel
Title:	General Counsel

ARES LEVERAGED INVESTMENT FUND, L.P.

By:	/s/ Kevin Frankel
Name:	Kevin Frankel
Title:	General Counsel

ARES MANAGEMENT, L.P.

By:	/s/ Kevin Frankel
Name:	Kevin Frankel
Title:	General Counsel

ARES II MANAGEMENT, L.P.

By:	/s/ Kevin Frankel
Name:	Kevin Frankel
Title:	General Counsel

ARES LEVERAGED INVESTMENT FUND II, L.P.

By:	/s/ Kevin Frankel
Name:	Kevin Frankel
Title:	General Counsel

ACOF OPERATING MANAGER, L.P.

By:	/s/ Kevin Frankel
Name:	Kevin Frankel
Title:	General Counsel

ARES OPERATING MEMBER, LLC

By:	/s/ Kevin Frankel
Name:	Kevin Frankel
Title:	General Counsel

ARES OPERATING MEMBER II, LLC

By:	/s/ Kevin Frankel
Name:	Kevin Frankel
Title:	General Counsel

ARES PARENT OPERATING MEMBER II, LLC

By:	/s/ Kevin Frankel
Name:	Kevin Frankel
Title:	General Counsel

ARES PARTNERS MANAGEMENT COMPANY, LLC

By:	/s/ Kevin Frankel
Name:	Kevin Frankel
Title:	General Counsel

ARES MANAGEMENT, LLC

By:	/s/ Kevin Frankel
Name:	Kevin Frankel
Title:	General Counsel

ARES MANAGEMENT, INC.

By:	/s/ Kevin Frankel
Name:	Kevin Frankel
Title:	General Counsel